STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Advanced Medical Isotope Corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of Advanced Medical Isotope Corporation adopted a proposed amendment of the Certificate of Incorporation of said corporation to effectuate a reverse stock split, declaring said amendment to be advisable.

The proposed amendment reads as follows:

Article IV is hereby amended by striking the first paragraph in its entirety and replacing it with the following:

1. Authorized Shares. The Corporation is authorized to issue a total of 2,020,000,000 shares in two classes designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 2,000,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 20,000,000 shares, $0.001 par value per share.

and by adding the following paragraph immediately after the new first paragraph of Article IV:

Upon effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each one hundred (100) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Consolidation”). No fractional shares shall be issued in connection with the Consolidation. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

SECOND: That, pursuant to a resolution of its Board of Directors, and in accordance with Section 228 of the General Corporation Law of the State of Delaware, consents, in writing, executed by stockholders owning in excess of 50% of the Corporation’s voting securities have been delivered to the Corporation, voting in favor of the amendment to the Corporation’s Certificate of Incorporation to provide for a reverse stock split.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment will have an Effective Time of 5:00 pm, Eastern Time, on October 7, 2016.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 23rd day of September, 2016.

By:	/s/ James C. Katzaroff
Name:	James C. Katzaroff
Title:	Chief Executive Officer